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                                                                      EXHIBIT 11

                              EASTON BANCORP, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                           QUARTER ENDED JUNE 30, 1998


                                                          Three Months       Six Months
                                                              Ended            Ended
                                                          June 30, 1998     June 30, 1998
                                                          -------------     -------------
Net income                                                $       9,018     $      36,617
                                                          =============     =============

Average shares outstanding                                      560,272           559,819
Basic earnings per share                                  $         .02     $         .07
                                                          =============     =============


Average shares outstanding                                      560,272           559,819
Dilutive average shares outstanding under
   warrants and options                                         207,800           207,800
Exercise price                                            $       10.00     $       10.00
Assumed proceeds on exercise                              $   2,078,000     $   2,078,000
Average market value                                      $       12.50     $       12.50
Less:  Treasury stock purchased with assumed
       proceeds from exercise of warrants and options           166,240           166,240
Adjusted average shares-diluted                                 601,832           601,379
Diluted earnings per share                                $         .01     $         .06
                                                          =============     =============



         The stock of the Company is not traded on any public exchange. The average market values are derived from trades known to management. Private sales may occur where management of the Company is unaware of the sales price.